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Filed Pursuant to Rule 424(b)(3)

Registration No. 333-86058

DATED SEPTEMBER 11, 2002

2,508,593 Shares

CENTERSPAN COMMUNICATIONS CORPORATION

Common Stock

        The shareholders of CenterSpan or its successors listed in the section titled "Selling Shareholders" below may offer for sale up to 2,508,593 shares of common stock at various times, including 1,207,037 shares issuable upon exercise of warrants to purchase shares of common stock.

We will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive proceeds from the exercise of each warrant equal to its exercise price. The exercise prices for the warrants range from $8.11 to $10.67 per share. If all the warrants are exercised, we will receive approximately $12.4 million in the aggregate.

        Our common stock trades on the Nasdaq National Market under the symbol "CSCC."

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2002.

TABLE OF CONTENTS

CENTERSPAN COMMUNICATIONS CORPORATION	1
RISK FACTORS	3
If our solutions are not adopted by potential customers, we may not achieve or maintain profitability	3
We incurred substantial losses from continuing operations in our software business in 2001, 2000 and 1999 and continued losses may deplete our capital resources	3
We may need to raise additional funds to finance ongoing operations, which may require us to commit significant amounts of capital to debt service and could result in dilution to our shareholders	3
If we are not successful in selling our C-Star™ digital distribution solutions to several large customers, we may not be able to generate significant revenue, which could lead to continued operating losses	3
If we fail to secure access to additional popular music and video files, we may not be able to generate significant revenue from selling C-Star™ digital distribution services, which could lead to continued operating losses	4
If we fail to attract a significant number of subscribers to Scour™, we may not achieve anticipated revenues, which could lead to continued operating losses	4
If consumers are able to get music and video files for free, we may not be able to achieve anticipated revenue, which could lead to continued operating losses	4
If we are unable to successfully develop new C-Star™ products and new capabilities for C-Star™ CDN Services, we may not be able to generate anticipated revenues, which could lead to continued operating losses	4
If we are not able to compete effectively, we may not be able to generate anticipated subscription, service and product sale revenues, which could lead to continued operating losses	4
If we lose key personnel, we may not be able to timely deploy products and services based on C-Star™, which may delay or decrease anticipated revenues and lead to continued operating losses	5
If we are not able to attract and retain additional personnel, we may not be able to timely market, sell and deploy products and services based on C-Star™, which may delay or decrease anticipated revenues and lead to continued operating losses	5
We may not be able to establish partnerships to sell products and services based on C-Star™ in new vertical markets, which may delay or decrease revenues	5
We may not be able to make desired acquisitions or integrate acquired assets into our operations, which could result in limited stock price appreciation or shareholder dilution	6
If we are unable to increase the size of our systems and management resources related to our operations, we may not achieve anticipated C-Star™ or Scour™ revenues, which could lead to continued operating losses	6
If we are unable to protect our intellectual property, competitors could obtain access to proprietary information, which could have a material adverse impact on our service and product sales revenues	6
Others may bring intellectual property infringement claims against us, which could require significant resources to defend and could lead to restrictions on our current operations	7
Software defects could inhibit our ability to attract customers or cause losses of customers, which would adversely affect our revenues	7
The market price for our common stock, like other technology stocks, may be volatile, which could lead to a decrease in the value of your investment	8
We may experience an adverse impact from future sales of our stock	8
FORWARD-LOOKING INFORMATION	8
HOW TO OBTAIN MORE INFORMATION	9
USE OF PROCEEDS	10
SELLING SHAREHOLDERS	11
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	16
EXPERTS	16

i

CENTERSPAN COMMUNICATIONS CORPORATION

        CenterSpan Communications Corporation is a venture stage company that develops and markets software that provides secure Internet content delivery solutions for media and communications service providers and large corporate customers.

        CenterSpan was originally incorporated in 1990 as ThrustMaster, Inc., an Oregon corporation. The ThrustMaster hardware business accounted for the bulk of revenues and expenses from our founding in 1990 through 1997, when we determined that we could not achieve the economies of scale necessary to be profitable in the game controller market in the foreseeable future and concluded that we should sell the hardware business and invest the proceeds in our software business. The hardware business was sold in July 1999 for $15 million in cash. We changed our name to CenterSpan Communications Corporation in October 1999. Our continuing operations consist of our software business, which began in mid-1998.

        In 1999, we began developing and marketing peer-to-peer Internet communication, collaboration and distribution solutions. In 2000, we released Socket, an instant messaging product, but its adoption rate was less than expected, we believe, primarily due to a lack of open standards for communications between instant messaging products, and we discontinued distribution efforts in the fourth quarter of 2000 and are no longer promoting or marketing Socket.

        In the third quarter of 2000, we began development of C-Star™, a peer-to-peer file sharing and search network utilizing digital rights management technology. In December 2000 we purchased certain assets of Scour, Inc., and in March 2001 we began beta testing of the new Scour™, which incorporates our C-Star™ technology as a showcase music and video distribution network that provides digital content free to the end user. The new Scour™ was the first application of C-Star™ representing a secure and legal digital distribution channel that integrates peer-to-peer technology with digital rights management support. In July 2001, we began marketing C-Star™ as a digital distribution service. We signed our first customer for the service, Jewishstreet.com, in September 2001. We are currently working with Jewishstreet.com to integrate their websites with C-Star™ CDN Services 2.0.

        In February 2002, we entered into an agreement with Sony Music under which Sony will make recordings available from its catalog of music performances for us to digitally distribute via C-Star™ CDN Services 2.0 to potential C-Star™ service provider customers and their subscribers in the United States and Canada. The agreement allows us to provide music from Sony Music Entertainment artists to a wide variety of online service providers seeking to offer their subscribers streaming and downloadable music and to Scour™. The Sony agreement is the first step in our strategy to aggregate music and video content so that we may offer this content to potential C-Star™ service provider customers to increase the value of our software solution. We intend to enter into similar arrangements to obtain content with additional music labels and movie studios. Pursuant to the Sony agreement, we issued to Sony 283,556 shares of our common stock and a warrant to purchase 189,037 additional shares of our common stock at an exercise price of $8.11 per share. We also agreed to pay an initial content integration fee of $500,000 in connection with execution of the agreement and an additional content integration fee of $500,000 on September 1, 2002, as well as quarterly advance minimum service fees of $250,000 for four quarters beginning September 1, 2002.

        We intend to use a combination of a direct sales group and marketing partnerships with market leaders and system integrators with respect to service and technology product licensing. The Sony agreement is the first step in our strategy to aggregate music and video content so that we may offer this content to potential C-Star™ service provider customers to increase the value of our software solution. We intend to enter into similar arrangements with additional music labels and movie studios to obtain content.

        We are pursuing two primary revenue opportunities utilizing the C-Star™ technology:

  •
  By providing the C-Star™ peer-to-peer digital distribution solution to third parties as a service, C-Star™ CDN Service, in areas such as delivery of entertainment content (music and video files), primarily charging fees on a transaction basis; and

  •
  By selling C-Star™ CDN Enterprise and other product solutions and related integration services

        Due to our emphasis on C-Star™ technology solutions as a result of interest by potential customers, and the lack of currently available digital music and video content to launch a viable subscription service, we deferred the launch of a Scour™ paid subscription service, which had been planned for the fourth quarter of 2001. At this time we are evaluating whether to launch a Scour™ paid subscription service or to continue to use Scour™ as a technology showcase and as a means to attract more hosts for C-Star™.

        Our principal executive offices are located at 7175 N.W. Evergreen Parkway, Suite 400, Hillsboro, Oregon 97124-5839. Our main telephone number is (503) 615-3200.

RISK FACTORS

If our solutions are not adopted by potential customers, we may not achieve or maintain profitability.

        We began our software business in mid-1998. Accordingly, we have a limited operating history with which you can evaluate our current business and prospects. Our business is new and will not be successful unless potential customers adopt wide usage of our products and services and revenues are generated from our services and product offerings. We derived insignificant revenues from the Socket product and are no longer developing or promoting it. We have not launched a Scour™ subscription service and may continue to operate Scour™ as a free beta service to showcase C-Star™. We have only signed one customer for C-Star™ CDN Services to date. In addition, our prospects must be considered in light of the risks and uncertainties encountered by early stage companies in new and rapidly evolving markets such as the Internet digital distribution markets.

We incurred substantial losses from continuing operations in our software business in 2001, 2000 and 1999 and continued losses may deplete our capital resources.

        We have derived insignificant revenues from our software business and have incurred substantial losses from continuing operations of $21.5 million in 2001, $9.5 million in 2000 and $10.6 million in 1999, and in every quarter since we began our software operations. We cannot predict when, if ever, we will achieve profitability. In addition, we plan to increase our operating expenses to market, sell and implement our peer-to-peer digital distribution solution through increased staffing and organizational expenses, marketing costs, capital expenditures and other expenses. As a result, we expect to incur significant operating losses on a quarterly and annual basis for the foreseeable future. Continued losses would impair our capital resources, which in turn may require that we raise additional capital or curtail our business activities.

We may need to raise additional funds to finance ongoing operations, which may require us to commit significant amounts of capital to debt service and could result in dilution to our shareholders.

        We believe that our current cash and cash equivalent balances and committed funds will satisfy our projected working capital and capital expenditure requirements through the next 12 months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. Additionally, there can be no assurance that current cash and cash equivalent balances will be sufficient to satisfy liquidity requirements. We may not be able to obtain adequate or favorable financing and any financing we obtain may dilute the ownership interest of our shareholders prior to the financing. In addition, we may, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services and technologies, which could impact our liquidity requirements or cause us to issue additional equity or debt securities.

If we are not successful in selling our C-Star™ digital distribution solutions to several large customers, we may not be able to generate significant revenue, which could lead to continued operating losses.

        Our revenue expectations include significant transaction-based service provider and product sales revenues to be received from customers of C-Star™ digital distribution solutions. If we are not successful in selling C-Star™ digital distribution solutions to several large customers in the form of a service or product, we may not be able to generate significant revenue, which could lead to continued operating losses.

If we fail to secure access to additional popular music and video files, we may not be able to generate significant revenue from selling C-Star™ digital distribution services, which could lead to continued operating losses.

        Our revenue model for 2002 is based in large part on digital distribution service fees from C-Star™. In February 2002, we entered into a digital music distribution agreement with Sony Music, which allows us to digitally distribute their catalog. If we fail to secure access to additional popular music and video files from more than one major music label or movie studio, we may not be able to generate significant C-Star™ CDN Services revenue from customers wishing to offer a consumer entertainment service.

If we fail to attract a significant number of subscribers to Scour™, we may not achieve anticipated revenues, which could lead to continued operating losses.

        Part of our strategy in building out the C-Star™ network is to attract consumers to actively use the Scour™ showcase service and act as hosts for digital files. The larger the network of digital hosts, the stronger the value of the C-Star™ CDN Services network. If we fail to attract a significant number of subscribers to Scour™, we may not be able to achieve anticipated C-Star™ CDN Services revenue.

If consumers are able to get music and video files for free, we may not be able to achieve anticipated revenue, which could lead to continued operating losses.

        In March 2001, the largest Internet file sharing network, Napster, was ordered by a federal court to block the exchange of copyrighted music identified by the music labels. Our revenue expectations include significant C-Star™ CDN Services revenue from customers operating subscription based entertainment services. Third-party surveys of Napster and other free peer-to-peer exchange users indicate a willingness to pay for digital music files on a subscription basis by a majority of users if the files are not available for free. The record industry and the motion picture industry continue to attack several forms of illegal exchange of copyrighted files. If innovative software providers are able to develop alternative technologies for free file sharing, it may be difficult for our customers to attract and retain paying subscribers to subscription entertainment services.

If we are unable to successfully develop new C-Star™ products and new capabilities for C-Star™ CDN Services, we may not be able to generate anticipated revenues, which could lead to continued operating losses.

        We believe that the C-Star™ search and peer-to-peer file distribution technology, which is the basis of C-Star™ CDN Services and Scour™, can be applied in vertical markets outside of media and entertainment. For some vertical markets, such as the enterprise market, a product offering must be developed. For others, we are pursuing a service provider, transaction-based licensing strategy to generate revenue from the use of the C-Star™ digital distribution channel. If we are unable to develop new products and service capabilities for C-Star™ CDN Services, we may not achieve anticipated revenues or profitability.

If we are not able to compete effectively, we may not be able to generate anticipated subscription, service and product sale revenues, which could lead to continued operating losses.

        The Internet digital distribution business is competitive. Many of our competitors may have greater resources and experience us. We expect competition to increase in the future. Our principal competitors include Content Distribution Network (CDN) service and product vendors, such as Akamai, Digital Island, Inktomi and Kontiki, Internet music distributors that use digital download, peer-to-peer or streaming technologies, such as MP3.com, Napster, Liquid Audio, Press Play and Real

Networks, music labels and movie studios, as well as providers of digital entertainment services such as MusicNet, Listen.com and RioPort.

        Many of our current and future competitors may have advantages over us, including:

  •
  Longer operating histories;

  •
  Larger customer bases;

  •
  Substantially greater financial, technical, sales and marketing resources;

  •
  Greater name recognition; and

  •
  The ability to more easily provide a comprehensive software solution.

        Our current and potential competitors may establish cooperative relationships among themselves or with third parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our ability to generate service and product revenues will suffer.

If we lose key personnel, we may not be able to timely deploy products and services based on C-Star™, which may delay or decrease anticipated revenues and lead to continued operating losses.

        Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our ability to timely deploy products and services based on C-Star™, which may delay or decrease anticipated revenues and profitability. Our employees are employed on an "at will" basis and could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees.

If we are not able to attract and retain additional personnel, we may not be able to timely market, sell and deploy products and services based on C-Star™, which may delay or decrease anticipated revenues and lead to continued operating losses.

        Our future success also depends on our ability to attract and retain highly qualified personnel to market, sell and deploy products and services based on C-Star™. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our ability to timely deploy services and products, which may delay or decrease anticipated revenues and profitability. The competition for qualified personnel is intense. We may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. We attempt to hire personnel with high levels of experience in marketing, selling, designing and developing software in time-pressured environments. There are a limited number of qualified personnel in our geographic location, resulting in intense competition for their services.

We may not be able to establish partnerships to sell products and services based on C-Star™ in new vertical markets, which may delay or decrease revenues.

        We do not currently have adequate marketing and sales personnel to sell products and services based on C-Star™ in vertical markets outside of media and entertainment. Rather than hire significant additional personnel, we are employing a business development strategy of partnering with market leaders in product sales and system integrators to sell into specific vertical markets, such as enterprise communications and storage, eLearning and digital media distribution for medical applications. We may not be able to establish partnerships with market leaders in product sales or system integrators in some or any vertical markets, which may delay or decrease expected revenues.

We may not be able to make desired acquisitions or integrate acquired assets into our operations, which could result in limited stock price appreciation or shareholder dilution.

        A component of our growth strategy is to selectively acquire complementary companies, products or technologies. We may not be successful in completing and integrating any future acquisitions. In addition, we may not be able to complete acquisitions on terms acceptable to us. We have limited experience with completing and integrating acquisitions as a team. Our failure to effectively integrate any acquired businesses could adversely affect us. In connection with any acquisitions, we could:

  •
  Issue stock that would dilute our current shareholders' percentage ownership;

  •
  Incur debt and assume liabilities, which may increase our leverage and cash required to service debt; and

  •
  Incur amortization expenses related to intangible assets or incur large and immediate write-offs.

        Future acquisitions could also pose numerous additional risks to our operations, including:

  •
  Problems integrating the purchased operations, technologies or products;

  •
  Unanticipated costs;

  •
  Diversion of management's attention from our core business;

  •
  Adverse effects on existing business relationships with strategic partners and customers;

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  Entering markets in which we have no or limited prior experience; and

  •
  Potential loss of key employees, particularly those of the purchased organization.

If we are unable to increase the size of our systems and management resources related to our operations, we may not achieve anticipated C-Star™ or Scour™ revenues, which could lead to continued operating losses.

        We are currently beta testing the C-Star™ 2.0 infrastructure, utilizing computer infrastructure that we expect to be capable of supporting several hundred thousand registered users. To support a combined C-Star™ CDN Services and Scour™ service that could have more than a million subscribers, we intend to hire additional management resources with experience in this area and increase the size and capacity of our computer infrastructure. If we are unsuccessful in hiring additional management resources with experience in this area, or if we are unable to successfully increase the capacity of our computer systems, we may be unable to support enough subscribers to achieve anticipated revenues or profitability.

If we are unable to protect our intellectual property, competitors could obtain access to proprietary information, which could have a material adverse impact on our service and product sales revenues.

        We regard elements of C-Star™ as proprietary and are attempting to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Protecting our intellectual property may be time consuming and expensive. In addition, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any infringement or misappropriation could have a material adverse effect on our subscription and licensing revenues. New patent applications may not provide us with any competitive advantages, or may be challenged by third parties. Effective trademark, copyright, and trade secret protection may not be available in every country in which our services and products are used. In addition, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.

Others may bring intellectual property infringement claims against us, which could require significant resources to defend and could lead to restrictions on our current operations.

        In addition to the technology we have developed internally, we have acquired or licensed technologies from other companies including Intel, Microsoft, Oracle and Cognos. Our internally developed technology, or the technology we acquired or licensed, may infringe on a third party's intellectual property rights and third parties may bring claims against us alleging infringement of their intellectual property rights. Any infringement or claim of infringement could have a material adverse effect on our business, resulting in suspension of revenue generating activities or the payment of cash.

        In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. However, we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These potential claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Any litigation involving intellectual property, regardless of its success, likely would be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

  •
  Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

  •
  Obtain a license to sell or use the relevant technology from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all; and

  •
  Redesign those products or services that incorporate the technology at issue.

Software defects could inhibit our ability to attract customers or cause losses of customers, which would adversely affect our revenues.

        Our software may contain undetected errors, or "bugs", when first introduced or as new versions or enhancements are released. Despite our internal testing, these errors may be discovered only after our software has been installed and used by customers. These undetected errors may relate to components supplied to us. Our services and products under development are complex as a result of factors including:

  •
  Advanced functionality;

  •
  The diverse operating environments in which the products may be deployed; and

  •
  The multiple versions of our products that will need to be supported for diverse operating platforms and standards.

        The complexity of our services and products under development increases the likelihood that they may contain errors when introduced. Problems encountered by customers or software recalls could materially adversely affect our ability to attract and retain potential customers of C-Star CDN Services™ and related products.

The market price for our common stock, like other technology stocks, may be volatile, which could lead to a decrease in the value of your investment.

        The market price of CenterSpan's common stock could decline due to the impact of any of the following factors:

  •
  Variations in our actual and anticipated operating results;

  •
  Changes in our earnings estimates by analysts; and

  •
  Our failure to meet investors' and analysts' performance expectations.

        In addition, the stock markets have recently experienced price and volume volatility that has affected stock prices for many companies in the technology sector. General stock market trends may continue to be negative for this sector and this may adversely affect the market price of our common stock even though our business prospects may be good.

        If the market price of our common stock decreases, it may become more difficult for us to raise needed additional capital through the sale of equity securities and may result in increased dilution to our existing shareholders.

We may experience an adverse impact from future sales of our stock

        Sales of substantial amounts of our common stock in the public market by existing stockholders or holders of options or warrants could cause the price of the common stock to go down.

        As of April 1, 2002, 3,819,041 shares of common stock were subject to outstanding stock options under our stock option plans at a weighted average exercise price of approximately $11.10 per share. As of April 1, 2002, 2,512,976 shares were issuable upon exercise of outstanding warrants at a weighted average exercise price of $13.34 per share.

        We have filed registration statements on Forms S-8 under the Securities Act of 1933 to register for resale a total of 5,917,100 shares of common stock, 757,386 of which have not yet been issued and are reserved for issuance under our stock option plans and 3,819,041 of which are subject to outstanding options. In addition to the 2,508,593 shares of common stock being registered in this prospectus, an additional 2,148,722 shares are registered on other registration statements on Form S-3 under the Securities Act of 1933 and approximately 2,427,525 shares are held by shareholders with demand registration rights. Approximately 5,500,000 shares not covered by an effective registration statement are freely tradable under the federal securities laws subject to volume limitations under Rule 144 or are freely tradable under the federal securities laws to the extent they are not held by our affiliates or are not subject to certain contractual volume restrictions.

FORWARD-LOOKING INFORMATION

        This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, statements regarding industry prospects and our future results of operations or financial position; the development and launch of content distribution products and services, such as C-Star™ and Scour™; and future revenue and revenue sources and models are forward-looking statements. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," estimate," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-

looking. CenterSpan is a venture stage company. The company's peer-to-peer Internet content distribution channel is a new business in an emerging and rapidly evolving market. We cannot guarantee any of the forward-looking statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section titled "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference. We do not intend to update any forward-looking statements due to new information, future events or otherwise. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

HOW TO OBTAIN MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any of our filed documents at the SEC's public reference room in Washington, D.C. Please call the SEC toll free at 1-800-732-0330 for information about its public reference room. You may also read our filings at the SEC's Web Site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference room or from its Web Site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

        The SEC allows us to "incorporate by reference" into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  1.
  CenterSpan's Current Report on Form 8-K filed on August 29, 2002;

  2.
  CenterSpan's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

  3.
  CenterSpan's Annual Report on Form 10-K for the year ended December 31, 2001;

  4.
  The description of our common stock in CenterSpan's (fka ThrustMaster, Inc.) Registration Statement on Form 8-A filed on February 8, 1995, including any amendment or report filed to update the description;

  5.
  All other documents filed by CenterSpan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

        You may obtain copies of these documents, other than exhibits, free of charge by contacting CenterSpan's corporate secretary at our principal offices, which are located at 7175 N.W. Evergreen Parkway, Suite 400, Hillsboro, Oregon 97124-5839, telephone number (503) 615-3200.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

USE OF PROCEEDS

        CenterSpan will receive proceeds upon the cash exercise, if any, of warrants held by the selling shareholders. We have not been advised when or whether the holders of warrants intend to exercise their warrants. The amount of proceeds we receive, if any, will depend on whether any warrants are exercised and whether the exercise price is paid in cash. After the deduction of offering expenses being paid by us, any remaining proceeds from the exercise of the warrants will be used for general corporate purposes. We will not receive any proceeds from sales of shares by the selling shareholders.

SELLING SHAREHOLDERS

        The following table sets forth information as of April 2002 regarding the selling shareholders and the number of shares of our common stock that may be offered by this prospectus. A total of 1,207,037 shares of common stock may be sold pursuant to this prospectus on exercise of the warrants. The warrants were privately issued by CenterSpan to 19 persons or entities in connection with a variety of transactions. All of the warrants expire by April 2005. The weighted average exercise price of the warrants is $10.46 per share.

        "Beneficial Owner" is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally means any person who directly, or indirectly, has or shares voting or investment power with respect to a security. A person will be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including, but not limited to, any right to acquire such security through the exercise of any option or warrant or through the conversion of a security.

        "Number of Shares Registered for Sale" includes shares that may be sold by means of this prospectus. However, in some cases these shares may instead be sold pursuant to Rule 144 under the Securities Act of 1933 and in some cases may not be sold at all during the time this prospectus may be used for sales. See the section titled "Plan of Distribution."

        The number and percentage of shares of common stock listed in the following table for any shareholder is calculated without regard to shares of common stock issuable to others upon exercise of outstanding stock options or warrants. Any shares a shareholder is deemed to own by having the right to acquire such shares upon exercise of an option or a warrant are considered to be outstanding solely for the purpose of calculating that shareholder's ownership percentage.

        The information under the column titled "Shares of Common Stock Beneficially Owned After the Offering" assumes that all shares of common stock offered by this prospectus have been sold and the shareholder does not sell shares other than those listed in the column or purchase additional shares except upon exercise of outstanding options or warrants.

					Shares of Common Stock Beneficially Owned After the Offering
	Number of Shares of Common Stock Beneficially Owned Prior to Offering
Selling Shareholder				Number of Shares Registered for Sale	Number of Shares	Percentage of Class
AIG DKR SoundShore Private Investors Holding Fund Ltd.(1)	Shares: Warrants:	146,534 118,934	(2)	118,934 118,934	27,600	*
AIG DKR SoundShore Holdings Ltd.(1)	Shares: Warrants:	83,133 62,933	(2)	62,933 62,933	20,200	*
AIG DKR SoundShore Strategic Holding Fund Ltd.(1)	Shares: Warrants:	51,833 34,933	(2)	34,933 34,933	16,900	*
AIG DKR SoundShore Opportunity Holding Fund Ltd.(1)	Shares: Warrants:	68,667 49,867	(2)	49,867 49,867	18,800	*
BG Development Corp. Pension Fund(3)	Shares: Warrants:	44,053 5,000	(3)	5,000 5,000	27,053	*
Louise G. Brooks IRA (4)	Shares: Warrants	43,053 6,000	(4)	6,000 6,000	27,053	*
Mark B. Conan	Shares: Warrants:	86,278 1,000	(5)	1,000 1,000	85,278	*

Gryphon Master Fund, L.P.(6)	Shares: Warrants:	250,000 250,000		250,000 250,000	0	0
Frank G. Hausmann, Jr.	Shares: Warrants:	366,632 10,000	(7)	10,000 10,000	356,652	3.4%
Langley Partners, L.P.(8)	Shares: Warrants:	249,999 249,999		249,999 249,999	0	0
Alfred Lee	Shares: Warrants:	1,000 1,000		1,000 1,000	0	0
G. Gerald Pratt	Shares: Warrants:	473,881 10,000	(9)	10,000 10,000	463,881	4.6%
Sony Music Entertainment Inc.(10)	Shares: Warrants:	283,556 189,037		283,556 189,037	0	0
Steelhead Investments Ltd.(11)	Shares: Warrants:	238,032 166,667		166,667 166,667	71,365	*
Synapse Fund II, LLC(12)	Shares: Warrants:	141,667 41,667		41,667 41,667	100,000	1.0%
TCMP[3] Limited Partnership(13)	Shares: Warrants:	10,000 10,000		10,000 10,000	0	0

*
Less than 1%.

(1)
Pursuant to an Investment Management Agreement, DKR Management Company, Inc., has investment authority for AIG DKR SoundShore Holdings Ltd., AIG DKR SoundShore Opportunity Holding Fund Ltd., AIG DKR SoundShore Strategic Holding Fund Ltd., and AIG DKR SoundShore Private Investors Holding Fund Ltd. DKR Management Company, Inc. has entered into an advisory services agreement with Basso Securities Ltd., under which Basso acts as the portfolio manager to the funds. Under such advisory services agreement, Basso is granted authority and responsibility for directing the investment and reinvestment of the funds' assets allocated to it, subject to the supervision of DKR Management Company, Inc.. Howard Fischer is the President of Basso. DKR Management Company, Inc. and Basso Securities Ltd. disclaim beneficial ownership of the securities.

(2)
Includes 12,500 shares of CenterSpan's common stock issuable upon exercise of a warrant.

(3)
Edwin Brooks, the husband of Louise G. Brooks, has voting control over securities held by B.G. Development Corp. Pension Fund. Includes 6,000 shares of CenterSpan common stock and a warrant to purchase 6,000 shares of CenterSpan's common stock held in an IRA for Ms. Brooks, 2,500 shares of CenterSpan's common stock held in her other pension plans, 3,720 shares of CenterSpan's common stock held in Mr. Brooks' IRA and options held by Mr. Brooks to purchase 20,833 shares of CenterSpan's common stock.

(4)
Louise G. Brooks, the wife of Edwin Brooks, has voting control over securities held by the Louise G. Brooks IRA. Includes 2,500 shares of CenterSpan's common stock held in other pension plans, 3,720 shares of CenterSpan's common stock held in Mr. Brooks' IRA, 5,000 shares of

  CenterSpan's common stock and a warrant to purchase 5,000 shares of CenterSpan's common stock held in Mr. Brooks' pension fund and stock options held by Mr. Brooks to purchase 20,833 shares of CenterSpan's common stock.

(5)
Includes 85,278 shares of CenterSpan's common stock issuable upon exercise of stock options.

(6)
E.B. Lyon, IV has voting control over securities held by Gryphon Master Fund, L.P.

(7)
Includes 356,632 shares of CenterSpan's common stock issuable upon exercise of stock options.

(8)
Jeffrey Thorp is the managing member of Langley Capital, LLC which has voting control over securities held by Langley Partners L.P.

(9)
Includes 60,470 shares of CenterSpan's common stock issuable upon exercise of stock options.

(10)
Sony Music Entertainment Inc. is a wholly-owned subsidiary of Sony Corporation of America, which is a wholly owned subsidiary of Sony Corporation. Sony Corporation has ADRs which trade on the New York Stock Exchange.

(11)
HBK Investments L.P. has voting control over securities held by Steelhead Investments Ltd. pursuant to an investment management agreement. Each of Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar may be deemed to have voting control over such securities as members of HBK Management LLC, which is the general partner of HBK Partners II L.P., which is the general partner of HBK Investments L.P. Includes 71,365 shares of CenterSpan's common stock issuable upon exercise of warrants.

(12)
Kenneth A. Barnett and Henri Tchen are managers of Synapse Fund II, LLC and share voting control over securities held by Synapse Fund II, LLC.

(13)
Steven Slawson and Walter Schenker are general partners of TCMP3 Limited Partnership and share voting control over securities held by TCMP3 Limited Partnership.

        In February 2002, 12 investors (AIG SoundShore Private Investors Holdings Fund Ltd., AIG SoundShore Holdings Ltd., AIG SoundShore Strategic Holding Fund Ltd., AIG SoundShore Opportunity Holding Fund Ltd., Louise G. Brooks IRA, Gryphon Master Fund L.P., Frank G. Hausmann, Jr., Langley Partners, L.P. Quantico Partners, L.P., Steelhead Investments Ltd., Synapse Fund II, LLC and TCMP3 Limited Partnership) purchased from CenterSpan, pursuant to Unit Purchase Agreements, an aggregate of 662,667 units for an aggregate purchase price of approximately $4 million, or $6.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $10.67 per share that expires in February 2005.

        Also in February 2002, CenterSpan entered into a Content Integration Agreement with Sony Music, a group of Sony Music Entertainment Inc. In connection with that agreement, CenterSpan issued, pursuant to a Stock Purchase Agreement, 283,556 shares of its common stock to Sony Music Entertainment Inc. and a warrant to purchase 189,037 shares of the common stock at an exercise price of $8.11 per share that expires February 2005.

        In March and April 2002, 11 investors (AIG SoundShore Private Investors Holdings Fund Ltd., AIG SoundShore Holdings Ltd., AIG SoundShore Strategic Holding Fund Ltd., AIG SoundShore Opportunity Holding Fund Ltd., Gryphon Master Fund L.P., BG Development Corp. Pension Fund, Mark B. Conan, Frank G. Hausmann, Jr., Alfred Lee, G. Gerald Pratt and Quantico Partners, L.P.) purchased from CenterSpan, pursuant to Unit Purchase Agreements, an aggregate of 355,333 units for an aggregate purchase price of approximately $2.1 million, or $6.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $10.67 per share that expires in March 2005.

        Mark B. Conan has served at CenterSpan since November 10, 1999 and is Chief Financial Officer, Vice President of Finance and Administration and Secretary. Frank G. Hausmann, Jr. has been CenterSpan's Chief Executive Officer since October 9, 1998 and Chairman of the Board since March 14, 2000. Alfred Lee was appointed CenterSpan's Vice President of Engineering on July 7, 2001. G. Gerald Pratt has served as a member of CenterSpan's Board of Directors since July 31, 1990. Edwin Brooks is an employee of CenterSpan. Messieurs Brooks, Conan, Hausmann, Lee and Pratt are also shareholders of CenterSpan and hold options to purchase shares of CenterSpan's common stock.

        Sony Music Entertainment Inc. and CenterSpan are parties to the Content Integration Agreement described above. Under the terms of that agreement, Sony makes its recordings available for CenterSpan to digitally distribute via its C-Star content delivery network to potential C-Star service provider customers and their subscribers in the United States and Canada.

        None of the other selling shareholders has had any material relationship with CenterSpan within the past three years other than as a shareholder or as a holder of options or warrants to purchase shares of the common stock.

        The issuances of the shares and the warrants to the selling shareholders were not registered under the Securities Act of 1933. Each selling shareholder has represented that such selling shareholder acquired the shares or warrants for such selling shareholder's own account, for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act of 1933 or applicable exemptions. We have agreed to file this registration statement to register the resale of all of the shares of our common stock issued to the selling shareholders in the transactions described above, including the shares issuable upon exercise of the warrants, to use our best efforts to have the registration statement declared effective and to maintain the effectiveness of the registration statement for up to five years.

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock offered by this prospectus on behalf of the selling shareholders and their successors, including donees and pledgees who may sell shares they receive from the selling shareholders after the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares offered by this prospectus:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  transactions in which broker-dealers may agree with the selling shareholders to sell a specified number of the shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

        The selling shareholders may effect short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities. The selling shareholders may sell or deliver the shares in connection with these trades. The selling shareholders may pledge the shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may offer and sell the pledged shares from time to time.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

        If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act of 1933. The supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker-dealer;

  •
  the number of shares involved;

  •
  the price at which the shares were sold;

  •
  any applicable commissions paid or discounts or concessions allowed to such broker-dealer;

  •
  that such broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        In addition, if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus to disclose information about that donee or pledgee.

        Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling shareholders and the purchasers. The selling shareholders do not expect these commissions, concessions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Selling shareholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M of the Securities Exchange Act of 1934 may restrict their sales in the market.

        We will pay all expenses of the registration and sale of the shares, other than selling commissions and fees and stock transfer taxes. We have also agreed to indemnify the selling shareholders against liabilities based on any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or on any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the selling shareholders.

        We cannot guarantee that the selling shareholders will sell any or all of the shares.

LEGAL MATTERS

        Perkins Coie LLP, Portland, Oregon, has opined as to the due authorization and valid issuance of the shares of common stock offered by this prospectus and as to the fully paid and nonassessable nature of such shares.

EXPERTS

        The consolidated financial statements of CenterSpan Communications Corporation and its subsidiaries as of December 31, 2000 and 2001 and for each of the years in the three year period ended December 31, 2001, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than our common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of CenterSpan may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

2,508,593 Shares

CENTERSPAN COMMUNICATIONS CORPORATION

Common Stock

Prospectus

September 11, 2002

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TABLE OF CONTENTS
CENTERSPAN COMMUNICATIONS CORPORATION
RISK FACTORS
FORWARD-LOOKING INFORMATION
HOW TO OBTAIN MORE INFORMATION
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS